EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 29, 2016, relating to the consolidated financial statements and financial statement schedule of C.H. Robinson Worldwide, Inc. and subsidiaries, and the effectiveness of C.H. Robinson Worldwide, Inc. and subsidiaries' internal control over financial reporting, appearing in the Annual Report on Form 10-K of C.H. Robinson Worldwide, Inc. for the year ended December 31, 2015 and incorporated by reference in Registration Statement No 333-191235 on Form S-8.

/s/ Deloitte & Touche LLP
Minneapolis, Minnesota
September 28, 2016